Exhibit 16.1

May 8, 2002

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sir or Madam:

We have read the second, third and fourth paragraphs of Item 4 included in the Current Report on

Form 8-K dated May 3, 2002 of Penn Virginia Resource G.P., LLC to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP

Copy to: Mr. Frank A. Pici, Vice President and Chief Financial Officer